Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the 2006 Stock Incentive Plan of our reports dated August 27, 2007, with respect to the consolidated financial statements and schedule of CACI International Inc, CACI International Inc’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of CACI International Inc, included in its Annual Report (Form 10-K) for the year ended June 30, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

December 7, 2007